Exhibit 10.1

PURCHASE AND SALE AGREEMENT

BETWEEN

ADENA BADGER CREEK, LLC

AND

BLACK RAVEN ENERGY, INC.

DATED MAY 17, 2011

LIST OF EXHIBITS

A.                                   Leases and Lands

B.                                     Adena J Sand Unit

C.                                     Subject Wells

D.                                    Equipment

E.                                      Assignment and Bill of Sale

F.                                      Quitclaim Deed

G.                                     Existing Litigation

H.                                    Preferential Purchase Rights and required Third Party Consents

I.                                         Gas Imbalances

J.                                        Required Regulatory Authorizations

K.                                    Production Sale Contracts

L.                                      Drilling Commitments

M.                                 Plugging and Abandonment Obligations

N.                                    Form of Letters-in-Lieu

O.                                    Form of Non-Foreign Affidavit

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (“Agreement”) is dated May 17, 2011, by and between Adena Badger Creek, LLC, a Colorado limited liability company, (“Seller”), and Black Raven Energy, Inc., a Nevada corporation (“Buyer”).

Recitals

1.                                       Seller is engaged in the business of exploration for and production of oil, natural gas and other liquid and gaseous hydrocarbons, is record owner of the oil and gas properties and interests in the Adena Field in Morgan County, Colorado, described below, and is the operator of the Adena Unit.

2.                                       Buyer desires to purchase and Seller desires to sell 100% of its oil and gas properties and interests in the Adena Field, including the Adena Unit, subject to the terms and conditions and for the consideration set forth herein.

NOW, THEREFORE, for valuable consideration and in consideration of the premises, the covenants and agreements set forth herein, Seller and Buyer agree as follows:

ARTICLE I

DEFINITIONS

1.01                           Defined Terms.  In this Agreement, capitalized terms have the meanings provided in this Article, unless expressly provided otherwise in other Articles.  All references to Exhibits refer to Exhibits attached to and made a part of this Agreement.

“Adena Gas Plant” is the idle gas processing plant and related facilities located on the Plant Site.

“Adena Unit” is the Adena J Sand Unit described on Exhibit B.

“Affiliate” means and includes any entity that, directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with the entity specified or is a party engaged in a joint venture with Buyer in the state of Colorado.

“Alleged Environmental Condition” means an environmental condition asserted by Buyer in accordance with Section 9.03 that, as of the Effective Date, (i) is not in compliance with the then existing Environmental Laws and, (ii) which constitutes an Environmental Liability in excess of $25,000.

“Assignment and Bill of Sale” means the assignment, conveyance, and bill of sale of the Properties, in the form attached hereto as Exhibit E.

“Business Day” means a Day, excluding Saturdays, Sundays and U.S. legal holidays.

“Casualty Loss” means any loss, damage or reduction in value resulting from mechanical failure or defects, catastrophic occurrences, acts of God and any other losses which are not the result of normal wear and tear or of natural reservoir changes.

“Claim” or “Claims” means any and all claims, demands, suits, causes of action, losses, damages, liabilities, fines, penalties and costs (including attorneys’ fees and costs of litigation) which are brought by or owed to a Third Party.

“Close” or “Closing” means the consummation of the transfer of title to the Properties to Buyer, including execution and delivery of all documents provided herein.

“Closing Date” means June 2, 2011, or such other date as may be mutually agreed upon by the parties.

“Code” means the Internal Revenue Code of 1986, as amended, and in effect on the Closing Date.

“Control” (and correlative terms such as “controls”, “controlled by” and “under common control with”) means that with respect to a corporation, (i) the ownership or other control of securities to which are attached more than fifty percent (50%) of the voting interest of all securities issued by the corporation, (ii) with respect to a partnership (general or limited) or limited liability company, the ownership or other control of more than fifty percent (50%) of the partnership or membership interests in the partnership or limited liability company, and (iii) with respect to any other Person, the possession, direct or indirect, of the power to direct or exercise a controlling influence over the direction of the management and policies of such Person, by contract or otherwise.

“Day” means a calendar day consisting of twenty-four (24) hours from midnight to midnight.

“Defensible Title” means, as to the Properties, such title held by Seller that, subject to and except for the Permitted Encumbrances:

a.                                       entitles Seller to receive not less than the Net Revenue Interests set forth in Exhibit A of all oil, gas and associated liquid and gaseous hydrocarbons produced, saved and marketed from the Properties.

b.                                      obligates Seller to bear costs and expenses relating to the ownership, operation, maintenance and repair of the wells and facilities located on or attributable to the Properties in an amount not greater than the Working Interests set forth in Exhibit A, unless there is a corresponding increase in the Net Revenue Interests; and

c.                                       is free and clear of liens, encumbrances and encroachments.

“Effective Date” means April 1, 2011, at 7:00 a.m., MDT on all the Properties.

“Environmental Laws” means all laws, statutes, ordinances, permits, orders, judgments, rules or regulations which are promulgated, issued or enacted by a local, state, or federal governmental entity or tribal authority in effect as of the date of this Agreement that, (a) relate to the prevention of pollution or environmental damage, (b) the remediation of pollution or environmental damage, or (c) the protection of the environment, persons, or the public welfare from (i) actual or potential exposure (or the effects of exposure); (ii) any actual or potential release, discharge, spill or emission (whether past or present) of, or regarding the manufacture, processing, production, gathering, transportation, importation, use, treatment, storage or disposal of any chemical, raw material, petroleum, pollutant, contaminant or toxic, corrosive, hazardous or non-hazardous substances or waste, including without limitation, the Clean Air Act, as amended, the Clean Water Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendment and Reauthorization Act, the Federal Water Pollution Control Act, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Safe Drinking Water Act, as amended, the Toxic Substance and Control Act, as amended, the Hazardous and Solid Waste Amendments Act of 1984, as amended, the Oil Pollution Act of 1990, as amended, the Hazardous Materials Transportation Act, as amended, the National Environmental Policy Act, as amended, the Endangered Species Act, as amended, the National Historic Preservation Act, as amended, the Emergency Planning and Community Right To Know Act, amended, and the Federal Insecticide, Fungicide and Rodenticide Act, as amended.

“Existing Litigation” shall refer to the pending lawsuits or claims (if any) as set forth in Exhibit G, affecting the Properties, or any part thereof.

“Final Statement” has the meaning set forth in Section 3.03.

“Final Settlement Date” has the meaning set forth in Section 3.03

“Final Settlement Price” has the meaning set forth in Section 3.03.

“Indemnitee” means any person or persons (collectively) which may be entitled to seek indemnification pursuant to the provisions of Sections 9.03, 12.02 and 12.03 hereof.

“Indemnitor” means any person or persons (collectively) which may be obligated to provide indemnification pursuant to Sections 9.03, 12.02 and 12.03 hereof.

“Lands” means those lands, appurtenant rights therein, described in the Leases.

“Leases” means the oil, gas and/or mineral leases (and interests therein, including overriding royalty interests) in which and to the extent Seller now owns an interest, whether producing or non-producing, described in Exhibit A.

“Laws” means laws, statutes, ordinances, permits, decrees, orders, judgments, rules or regulations (including, without limitation, Environmental Laws) which are promulgated, issued or enacted by a governmental entity or tribal authority having appropriate jurisdiction.

“Letters-in-Lieu” means a document in the form of Exhibit N.

“Liability” or “Liabilities” means and include any direct or indirect indebtedness, claim, loss, damage deficiency, obligation or responsibility, whether known or unknown, fixed or unfixed, conditional or unconditional, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise (including, without limitation, reasonable fees and expenses of counsel).

“Net Proceeds of Production” shall mean the gross proceeds of production attributable to the Properties which are received or which are estimated to be received thereafter for sale of production attributable to the Properties for a particular period of time less all amounts paid by Seller with respect to such period of time in connection with the Properties, including, without limitation, all lease operating expenses, capital expenditures, royalty, overriding royalty, net profits interests, production, severance, excise taxes, any ad valorem taxes and other applicable expenses paid by Seller.  All Net Proceeds of Production attributable to the Properties prior to the Effective Date shall be owned by and for the account of Seller. Buyer shall be entitled to all Net Proceeds of Production attributable to the operation of the Properties after the Effective Date.  Seller shall be entitled to the proceeds of all merchantable oil and natural gas liquid hydrocarbons stored in tanks and vessels on the Property on the Effective Date.  Oil and other liquid hydrocarbons in treating equipment, separation equipment and tanks below pipeline connections as of the Effective Date shall not be considered merchantable and shall become the property of Buyer.  Buyer shall assume Seller’s suspense funds attributable to the Properties and these funds shall be accounted for in the Final Statement. The term “Net Proceeds of Production” shall apply only with respect to the period of time prior to the Closing Date.

“Net Revenue Interest” means a share of the proceeds of production, expressed as a percentage or a decimal, from or attributable to a Property as set forth on Exhibit A under the column “NRI” to which Seller is entitled, after deducting any royalties, overriding royalties, production payments and other burdens on production attributable thereto.

“Non-Foreign Affidavit” means a document in the form of Exhibit O.

“Permitted Encumbrances” means:

a.                                       The terms, conditions, restrictions, exceptions, reservations, limitations and other matters contained in the agreements, instruments and other documents which create or reserve to Seller its interest in any of the Properties, provided that the same do not (i) reduce the Net Revenue Interest (or increase the working interest without proportionately increasing the Net Revenue Interest) of Seller in the Property affected thereby below that set forth in Exhibit A, or (ii) require after the date hereof the drilling of an additional well or capital expenditures in excess of $25,000 (a “Capital Obligation”) in order for Seller to continue to own the interests credited to such Seller in the applicable geologic formation in the applicable Subject Well (limited to the drilling and spacing unit therefor) set forth therein or to avoid a breach of a covenant under any such instrument, agreement or other document which would otherwise result in Buyer being liable for damages.

b.                                      Royalties, overriding royalties, production payments, reversionary interests, convertible interests, net profits interests, division orders and similar burdens encumbering the Properties to the extent the net cumulative effect of such burdens do not, as of Closing, operate to reduce the Net Revenue Interests (or increase the working interest, without proportionately increasing the Net Revenue Interest) of Seller in the Property affected thereby to less than the Net Revenue Interests set forth on Exhibit A.

c.                                       Preferential purchase rights and required third party consents to assignment and similar agreements encumbering the Properties as set forth in Exhibit H with respect to which, prior to Closing, (i) waivers or consents are obtained from the appropriate parties, or (ii) the appropriate time period for asserting such rights has expired without an exercise of such rights;

d.                                      All rights to consent by, required notices to, filings with, or other actions by governmental entities or tribal authorities in connection with the sale or conveyance of the Properties, if the same are customarily obtained subsequent to the transfer of title;

e.                                       Rights reserved to or vested in any governmental entity or tribal authority having appropriate jurisdiction to control or regulate the Properties in any manner whatsoever, and all Laws of any such governmental entity or tribal authority;

f.                                         Easements, rights-of-way, servitudes, permits, surface leases, sub-surface leases and other rights with respect to service operations, pipelines, logging, canals, ditches, reservoirs, or the like, conditions, covenants or other restrictions, and easements of streets, alleys, highways, pipelines, telephone lines, power lines, railways and other easements or rights-of-way on, over or with respect to any of the Properties which do not materially and adversely affect the Property or its current use. grazing rights, logging rights, canals, ditches, reservoirs, pipelines, utility lines, telephone lines, power lines, railways, streets, roads, alleys, highways and structures on, over and through the Properties, to the extent such rights, interests or structures do not materially interfere or adversely affect the operations of the Property(s) or its current use.

g.                                      Any obligations or duties affecting the Properties to any municipality or public authority with respect to any franchise, grant, license or permit and all applicable and valid laws, rules and orders of any governmental authority.

h.                                      Liens for taxes or assessments not yet due or not yet delinquent or, if delinquent, that are being contested by Seller in good faith in the normal course of business;

i.                                          Rights existing under applicable laws (including, but not limited to, statutory liens) or operating agreements or similar contracts to assert liens against the Properties, but not including liens and other rights which have actually been asserted, unless Seller is disputing the validity of such lien (and Seller indemnifies Buyer with respect to such disputed lien) or the amount to be owed in connection therewith in appropriate proceedings, or such lien or other right is not enforceable against the interest of the Seller.

j.                                          Conventional rights of reassignment requiring less than sixty (60) days notice to the holder of such rights.

k.                                       Existing operating agreements, unit agreements, gas purchase or sale contracts and any and all other agreements which are customary in the oil and gas exploration, development, production or extraction business or in the business of processing of gas and gas condensate of production for the extraction of proper products therefrom (except for contracts with Affiliates which Seller cannot terminate at Closing without penalty, cost or liability), which will not reduce the Net Revenue Interest (or increase the working interest without proportionately increasing the Net Revenue Interest) of Seller in the Property affected thereby as set forth in Exhibit A.

l.                                          Any rights in the Property existing in favor of third parties, to the extent that the interests of such third parties, whether presently or when transferred to such third parties in accordance with the rights of such parties, will not reduce the Net Revenue Interest (or increase the working interest without proportionately increasing the Net Revenue Interest) of Seller in the Property affected thereby as set forth in Exhibit A.

“Person” means any individual, general or limited partnership, corporation, limited liability company, executor, administrator or estate, association, trustee or trust, or other entity.

“Plant Site” means the approximately thirty (30) acre parcel described in that certain Quitclaim Deed dated February 10, 2006, from NBB Energy Partners I, L.P., to Adena Badger Creek LLC, Aspire Investments LLC and Pangloss Oil Partners LLC.

“Preferential Rights” refers to those lease, operating and other agreements, letters and other documents referenced in Exhibit H which contain options, rights of first refusal, required third party consents, preferential purchase rights or similar rights held by third parties who are not Affiliates respecting the Properties.

“Properties” means the assets being sold by Seller and purchased by Buyer under this Agreement as more particularly described in Section 2.02 herein.

“Quitclaim Deed” means the form of Quitclaim Deed attached hereto as Exhibit F.

“Records” means all of the Seller’s books, records, files, agreements, documents, geological computer programs, logs, tapes, maps, seismic and geological data (to the extent Seller can assign such data under existing agreements) and any other information related to the Properties; excluding, however, previous offers and economic analysis associated with the purchase, sale or exchange of the Properties, proprietary information, interpretive information, internal communications, personnel information, tax information, information covered by a non-disclosure obligation and information covered by a legal privilege.

“Subject Wells” means those oil and gas wells (or proposed wells or locations) listed in Exhibit B hereto.

“Title Defect” means that Seller’s title to a Property or to a Subject Well shall be subject to one or more of the following conditions that exceed an individual defect value of $1,000:

a.                                       Seller’s title in a Property shall be subject to an outstanding mortgage, deed of trust, pledge, encroachment, enforceable lien or encumbrance (excepting a “Permitted Encumbrance”) or other adverse claim, deficiency or uncertainty which would cause Seller to have less than Defensible Title.

b.                                      Seller shall, as of the Effective Date, own less than the Net Revenue Interest described in Exhibit A hereto with respect to a Property or greater than the working interest set forth therein without proportionately increasing the Net Revenue Interest;

c.                                       Seller’s right and interests in a Property shall be subject to being reduced by virtue of the exercise by a third party of reversionary, back-in or similar rights not reflected in Exhibit A hereto or reflected in the calculation of Net Revenue Interest contained therein; or;

d.                                      Seller shall be in default (and such default shall be continuing) under any provision of a lease, farmout agreement or any other agreement affect a Property, which default adversely affects the value of said Property.

e.                                       Buyer’s ownership of any of the Property would be imperfection in title or encumbrance which would, if asserted, cause a Title Defect to exist which would not be waived by prudent persons in the oil and gas business when buying producing properties without purchase price adjustment because the value of the affected Property would be adversely affected.

“Title Defect Dispute” has the meaning set forth in Section 10.04.

“Third Party” means any person or entity, governmental or otherwise, other than Seller and Buyer, and their respective Affiliates.

“Third Party Indemnity Claim” means any and all Liabilities which arise out of or result from (i) any claims or actions asserted against an Indemnitee by a third party, (ii) any rights of a third party asserted against an Indemnitee, or (iii) any Liabilities of, or amounts payable by an Indemnitee to a third party arising out of clauses (i) or (ii).

1.02                           Construction.  For purposes of this Agreement, the following rules of construction shall apply, unless elsewhere specifically indicated to the contrary:

a.                                       All terms defined herein in the singular shall include the plural as the context requires, and vice versa;

b.                                      Pronouns stated in the neuter gender shall include the masculine, the feminine and the neuter genders;

c.                                       The term “including” (or any form thereof) shall not be limiting or exclusive;

d.                                      References to the designated Sections or Articles are references to Sections or Articles of this Agreement unless otherwise indicated; and

e.                                       Any reference made in this Agreement to a statute, law, code or regulation of any governmental authority or tribal authority is a reference to such statute, law or regulation as amended and in effect on the relevant date (unless otherwise expressly indicated to the contrary).

ARTICLE II

TRANSFER OF THE PROPERTIES

2.01                           Sale and Purchase.  On the Closing Date, effective as of the Effective Date and upon the terms and conditions herein set forth, Seller shall sell, transfer, assign and convey unto Buyer, and Buyer shall purchase and acquire from Seller, one hundred percent (100%) of Seller’s right, title and interest in the Properties.

2.02                           Properties.  The following are the Properties (herein individually or collectively, as the context indicates, the “Properties”):

a.                                       The Leases, including all seismic and geological information specific thereto.

b.                                      The Lands.

c.                                       The Adena Unit.

d.                                      The Subject Wells (whether producing, plugged and abandoned or shut-in) and associated equipment, materials and other wells and wellbore cores and personal property located in or on the Lands or attached to the Subject Wells, including, without limitation tanks, boilers, buildings, fixtures, machinery, equipment, pipelines, utility lines, power lines, telephone lines, telegraph lines, roads and other appurtenances.

e.                                       All other property and rights used or held for use directly in connection with the production, storage, gathering, processing and treating of oil, gas and other liquid and gaseous hydrocarbons produced in association therewith (and the disposal of salt water produced in association therewith) from and to the extent allocable to the Properties, including without limitation, all of Seller’s interests, as owner or lessee, in and to the equipment, machinery, goods vehicles, materials and other personal property (including inventories of tubular goods, supplies, tools and other oil and gas field equipment), fixtures and improvements in, on or allocable to the Properties, appurtenant thereto or used or obtained in connection with them or with the operations, ownership, possession, maintenance or occupancy of the Properties or with the exploration, development, production, gathering, storage, transportation, treatment, processing, marketing, purchase, sale, disposal or other disposition of oil, gas and hydrocarbon substances, and/or minerals or waste produced from the Properties or attributable thereto and all other appurtenances thereunto belonging, wherever located (collectively, the “Equipment”), including, without limitation, the Equipment described on Exhibit C.

f.                                         All of the presently existing and valid unitization and pooling agreements and units (including all units formed by voluntary agreement and those formed under the rules, regulations, orders or other official acts of any governmental entity or tribal authority having appropriate jurisdiction) to the extent they relate to any of oil and gas properties and interests described on Exhibit A.

g.                                      All contracts, commitments or arrangements of Seller that in any way relate or pertain to any of the Properties, including without limitation, all presently existing and valid oil sales contracts, casinghead gas sales contracts, gas sales contracts, liquids contracts, processing contracts, gas treating contracts, gas storage agreements, gas gathering contracts, gas transportation contracts, farmout agreements, farming agreements, joint operating agreements, joint venture agreements, water rights agreements, exploration agreements, bottom-hole agreements, dry-hole agreements, acreage contribution agreements, surface leases or agreements, easements, rights-of-way, servitudes, privileges, licenses, ,or other real property agreements relating to the use of the ownership of surface and subsurface properties to the extent they relate to any of the oil and gas properties and interests described in Exhibit A.

h.             All leases, options, rights of first refusal, contracts, equipment rental contracts, operating agreements or other agreements and instructions to the extent that the same appertain or relate to any of the oil and gas properties and interests described in Exhibit A .

i.              All permits, approvals, certificates, franchises and other authorizations or other rights granted by any governmental or tribal authorities and all certificates of convenience or necessity, immunities, privileges, grants, and other rights that relate to any of the Properties or the ownership, operation, use, possession, occupancy, or maintenance of any part thereof.

j.              Any of Seller’s accounts, instruments, and intangibles attributable to the Properties with respect to any period of time on or after the Effective Date and liens and security interests in favor of Seller, whether choate or inchoate, under any laws, rules, regulations, authority, contracts or agreements or otherwise arising from the ownership, operation, use, possession, maintenance, occupancy, enjoyment, or sale (or other disposition) of any of the Properties on or after the Effective Date.

k.             All Records.

2.03         Reserved Interests.  Notwithstanding any provision in this Agreement to the contrary, Seller reserves and retains, and Buyer shall not acquire, (i) Seller’s corporate, financial, tax and legal records and its other business records; (ii) cash, bank accounts, and travel letter accounts; (iii) the management information systems, and other intellectual property rights of Seller used by Seller in the management and administration of its business; (iv) all claims that Seller may have under any policy of insurance, indemnity or bond maintained by Seller other than claims relating to property damage or casualty loss affecting the Properties occurring between the Effective Date and Closing; (v) all accounts receivable, trade credits or notes receivable attributable to the period before the Effective Date; (vi) any files, records, licenses or other assets that Seller may not lawfully convey to Buyer; and (vii) the Adena Gas Plant and Plant Site.

ARTICLE III

PURCHASE PRICE

3.01         Purchase Price. The total Purchase Price paid for the Properties shall be Fifteen Million Seven Hundred Fifty Thousand Dollars and No/100 United States Dollars (US $15,750,000) (“Purchase Price”). The Purchase Price shall be subject to the adjustments hereinafter set forth in this Article III.  Buyer and Seller have allocated the Purchase Price among the Properties as set forth in Exhibit A hereto (herein called the “Allocated Value”).  The Allocated Value is for the purpose of providing a mechanism to adjust the Purchase Price in the event of Title Defects or other defects as covered herein with respect to the Properties and for the purpose of valuing a portion thereof which may be subject to a Preferential Purchase Right.

3.02         Closing Adjustments to Purchase Price.  The Purchase Price shall be adjusted (either upward or downward) based upon the Net Proceeds of Production received by Seller from or attributable to the Properties after the Effective Date.  The following provisions shall apply to such adjustment:

a.             Buyer shall prepare, in accordance with this Agreement, a proposed statement (the “Purchase Price Adjustment Statement”) setting forth the amount by which the Purchase Price shall be adjusted (either upward or downward) based upon the following:

(i)            an amount equal to the estimated Net Proceeds of Production from the Properties to Seller’s interest after the Effective Date and prior to Closing;

(ii)           the value of any variance in the gas imbalances as of the Effective Date from the quantities reflected on Exhibit G hereto;

(iii)          an amount equal to the sum of all adjustments to the Purchase Price due to Title Defects asserted under Article X in an aggregate amount in excess of $25,000 and/or the exercise of purchase rights or failure to obtain consents under Section 10.03; and

(iv)          an amount equal to the sum of all adjustments to the Purchase Price due to Environmental Liabilities in an aggregate amount in excess of $50,000 for Environmental Conditions.

(v)           an amount equivalent to all funds or accounts that relate to the Properties that Seller is holding in suspense as of the Closing Date for suspended third party owners of royalty, overriding royalty, working or other interests for production of oil or gas or other substances attributable to the Properties for periods prior to the Effective Date (the “Royalty Suspense Accounts”), together with a list of all such Royalty Suspense Accounts setting out the name, address, amount, accrual period, and identity of each of the Properties to which the Royalty Suspense Accounts relate.  After closing, Buyer shall assume and be liable for the payment or escheat, as appropriate, of all Royalty Suspense Accounts in accordance with all applicable laws, and will instruct the Escrow Agent to make the appropriate disbursements in accordance therewith.

b.             Buyer shall submit the Purchase Price Adjustment Statement to Seller not less than seven (7) Business Days prior to Closing, and shall afford Seller access to Buyer’s calculation in order to compute the Purchase Price Adjustment Statement.  At least three (3) Business Days prior to Closing, Seller shall deliver to Buyer a written report containing such changes, if any, which Seller proposes to be made to the Purchase Price Adjustment Statement.  Seller and Buyer shall each make every reasonable effort to agree prior to the Closing Date on a mutually agreed Purchase Price Adjustment Statement.

3.03         Post-Closing Adjustments to Purchase Price.  Not more than ninety (90) days after Closing, Seller shall prepare a statement (herein called the “Final Statement”), which shall detail the Net Proceeds of Production received by Seller after Closing, and shall show the calculation of the final settlement price (herein called the “Final Settlement Price”) based upon such Final Statement.  Seller shall submit such Final Statement to Buyer and shall afford Buyer access to Seller’s records pertaining to the computations contained in the Final Statement.  As soon as practicable after receipt of the Final Statement, but in any event within thirty (30) days thereafter, Buyer shall deliver to Seller a written report either confirming Seller’s calculations or containing Buyer’s proposed changes to the Final Statement.  The parties shall agree with respect to the amounts due pertaining to such Final Settlement Price not later than ninety (90) days after Closing (the date on which such agreement is reached shall be herein called the “Final Settlement Date”).

3.04         Arbitration of Final Settlement Price.  If Seller and Buyer cannot agree upon the Final Statement not later than one hundred twenty (120) days after Closing, either Seller or Buyer may request binding arbitration of the Final Statement to be conducted before one arbitrator in Denver, Colorado in accordance with the Uniform Arbitration Act, as adopted and then in effect in the State of Colorado, and in accordance with the rules promulgated by the American Arbitration Association.  The parties will mutually agree upon an accounting firm to act as arbitrator.  If such firm is unwilling or unable to serve in such capacity, Seller and Buyer shall again attempt to designate, in good faith, another acceptable person or firm to act as the sole arbitrator under this Section 3.04.  If the parties are unable to agree upon the designation of a person as substitute arbitrator, then Seller or Buyer may request the American Arbitration Association to select the arbitrator.  Seller, Buyer and the arbitrator shall proceed with due diligence and in good faith in order that the arbitration is commenced and completed as promptly as possible. Any arbitration decision shall be final and binding upon Buyer and Seller, it being expressly understood and agreed by the parties that the specific issue or issues so determined shall not be the subject of (i) any further dispute between the parties, (ii) any further arbitration under this Section 3.04, or (iii) judicial appeal.  The expenses of such arbitration, including the fees of the arbitrator, shall be divided equally between Seller and Buyer, unless otherwise specified in the award.  Each party shall pay the fees and expenses of its own witnesses and legal counsel, unless otherwise specified in the award.

3.05         Payment of Final Settlement Price.  In the event that (i) the Final Settlement Price is more than the amount previously paid to Seller, Buyer shall pay to Seller, within two (2) Business Days after the date on which Buyer and Seller have agreed on the Final Settlement Price or the arbitrator has rendered his decision pursuant to Section 3.05 above, in immediately available funds, the amount of such difference, or (ii) the Final Settlement Price is less than the amount previously paid to Seller, Seller shall pay to Buyer, within two (2) Business Days after such date in immediately available funds, the amount of such difference.

ARTICLE IV

THE CLOSING

4.01         Time and Place of Closing.  Closing shall occur, unless Buyer and Seller agree otherwise in writing, in the offices of Welborn, Sullivan, Meck & Tooley, P.C., 1225 17th Street, Suite 2200, Denver, Colorado 80202.  Subject to Section 16.02 the Closing will be held at 10:00 a.m. MDT on June 15, 2011 (the “Closing Date”).

4.02         Deliveries at Closing.  At Closing, the following shall occur:

a.             Seller and Buyer shall execute, acknowledge and deliver the Assignment and Bill of Sale;

b.             Buyer shall pay Seller the Adjusted Purchase Price;

c.             Seller shall deliver to Buyer evidence that all consents and approvals prerequisite to the sale and conveyance of the Properties (except for consents and approvals of governmental entities or tribal authorities customarily obtained subsequent to the transfer of title) have been obtained, as well as evidence of waiver or lapse of any unexercised preferential purchase rights applicable to the Properties;

d.             Seller shall deliver to Buyer Letters-in-Lieu;

e.             Seller shall deliver to Buyer a Non-Foreign Affidavit;

f.              Seller shall deliver documents or evidence confirming or verifying that Buyer shall succeed Seller as operator of the Assets.

g.             Seller shall deliver to Buyer such other instruments as necessary to carry out Seller’s obligations under this Agreement; and

h.             Seller shall, subject to the terms of any applicable agreements (including, without limitation, operating agreements) and to the other provisions hereof, deliver to Buyer exclusive possession of the Properties, effective as of the Effective Date.

4.03         Conditions to the Obligations of Buyer to Close.  The obligations of Buyer to proceed with the Closing are subject to the fulfillment (or waiver in writing by Buyer), at the time of Closing, of each of the following conditions:

a.             Representations and Warranties True.  The representations and warranties of Seller contained in Article V shall be true on and as of the Closing Date, except for inaccuracies which are not in the aggregate material and which would not have a substantial adverse impact on the Properties taken as a whole; and, Seller shall have delivered to Buyer at the Closing a certificate signed on its behalf by an authorized officer of its Manager.

b.             Compliance with Obligations and Covenants.  Seller shall have substantially performed, in all material respects, all of its obligations under this Agreement and substantially complied with its material covenants hereunder.

c.             Regulatory Authorizations.  The authorizations, consents, orders and approvals of federal, state, tribal authorities and foreign regulatory bodies and officials listed on Exhibit J necessary for the consummation of the transactions contemplated hereby shall have been received.

d.             Absence of Litigation.  There shall be no action, suit or governmental proceeding (excluding any such matter initiated by Buyer) pending, or threatened in writing to be instituted, before any court or governmental agency seeking to restrain, prohibit or obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

e.             Consents.  Seller shall have secured the consents, votes and otherwise satisfied all third party requirements necessary to allow Buyer to buy the Properties and, after the Closing Date, to operate the Properties now under the operatorship or contract operatorship of Seller under any applicable joint operating agreements, and/or contractual agreements with third parties.

4.04         Conditions to the Obligation of Seller to Close.  The obligations of Seller to proceed with the Closing are subject to the fulfillment (or waiver in writing by Seller), at the time of Closing, of each of the following conditions:

a.             Representations and Warranties True.  The representations and warranties of Buyer contained in Article VI shall be true on and as of the Closing Date, except for inaccuracies which are not in the aggregate material; and, Buyer shall have delivered to Seller at the Closing a certificate signed on its behalf by an authorized officer.

b.             Compliance with Obligations and Covenants.  Buyer shall have substantially performed, in all material respects, all of its obligations under this Agreement and substantially complied with its material covenants hereunder.

c.             Regulatory Authorizations.  The authorizations, consents, orders and approvals of federal, state, tribal authorities and foreign regulatory bodies and officials listed on Exhibit J hereto necessary for the consummation of the transactions contemplated hereby shall have been received.

d.             Absence of Litigation. There shall be no suit, action or other proceeding (excluding any such matter initiated by Seller) pending, or threatened in writing to be instituted, before any court or governmental agency seeking to restrain, prohibit or obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer as set forth below:

5.01         Existence.  Seller is, and until Closing shall continue to be a limited liability company duly organized, validly existing and in good standing under the laws of the State of Colorado, with full legal power and right to carry on its business as such is now being conducted.

5.02         Legal Power.  Seller has the legal power and right to enter into and perform this Agreement and the transactions contemplated herein.  The consummation of the transactions contemplated by this Agreement will not violate, nor be in conflict with: (a) any agreement or instrument to which Seller is a party or by which Seller or any of the Properties is bound, other than provisions of leases or other agreements requiring that the consent of certain parties be obtained prior to, or granting to such parties preferential purchase rights in connection with, the transfer of the rights under such lease or agreement, all of which are set forth in Exhibit H; or (b) any judgment, order, ruling or decree applicable to Seller as a party in interest or any law, rule or regulation applicable to Seller’s ownership or operation of the Properties.

5.03         Execution.  The execution, delivery and performance by Seller of this Agreement and the transactions contemplated by this Agreement are within the power and authority of Seller, have been duly and validly authorized by all requisite limited liability company action on the part of Seller and will not result in any breach of the terms and conditions of, or constitute a default or require the further consent of any person under, any provision of the relevant documents by which Seller was formed and organized or under applicable law or regulation.  This Agreement has been (and all documents and instruments required under this Agreement to be executed and delivered by Seller at Closing shall have been) duly executed and delivered on behalf of Seller.  This Agreement does, and such documents and instruments shall, constitute legal, valid and binding obligations of Seller generally enforceable in accordance with their terms.

5.04         Accuracy of Materials.  With respect to title opinions, contracts and other materials containing information respecting the nature, value or ownership of the Properties (the “Information”), which Information shall be made available by Seller to Buyer in Seller’s offices, to the best of Seller’s knowledge, no error, inaccuracy or omission exists respecting the Information which would, singly or in the aggregate, as of Closing have an adverse effect on the Properties taken as a whole; provided, however, that any representation or warranty made herein is subject to all assumptions contained in the Information.  In determining the Purchase Price, Buyer has relied in part on certain information as to Seller’s net revenue interests in the Properties.  In the event that a material portion of the information cannot be confirmed by Buyer during its due diligence, Buyer shall have the right to terminate this Agreement.

5.05         Default.  Except as disclosed in the Information, (i) there has been no default on the part of Seller under any obligation, lease, contract, plan or arrangement, which default or defaults would, singly or in the aggregate, adversely affect the ownership, operation or value of any portion of the Properties subsequent to the Effective Date, (ii) Seller has not received any notice of such default, and (iii) with respect to the ownership, operation, production, gathering, processing, storage, transportation and sale of hydrocarbons and carrying on of the business of Seller with respect to the Properties and the condition thereof, Seller has complied with all applicable laws, rules and regulations and agreements.

5.06         Compliance with Licenses and Laws.  Seller possesses all governmental licenses, permits, certificates, orders, approvals and authorizations necessary for its ownership, development and operation of the Properties (collectively the “Permits”) and is in compliance with the Permits and all laws, ordinances, regulations and orders applicable to the Properties , except where failure to possess any Permits or failure to be in compliance would not, singly or in the aggregate, adversely affect the ownership, operation or value of any portion of the Properties subsequent to the Effective Date.

5.07         Litigation.  Except for the Existing Litigation (if any) set forth in Exhibit G, there are no actions, suits or governmental proceedings pending or, to the best of Seller’s knowledge, threatened, and there are no pending investigations or audits against Seller, or against any portion of the Properties (a) seeking to prevent the consummation of the transactions contemplated hereby, (b) which would, singly or in the aggregate, if decided adversely to Seller, result in an impairment or loss of Seller’s title to any part of the Properties or the value thereof, or (c) which might, if decided adversely to Seller, hinder or impede the development or operation of the Properties.

5.08         Production Sale Contracts.  Except as set forth on Exhibit K, (a) Seller is not obligated by virtue of any prepayment made under any production sales contract or any similar arrangement,

to deliver oil or gas produced from and after the Effective Date without receiving payment therefor in the ordinary course of business, (b) no proceeds of production from the Properties prior to the Closing Date are subject to any refund as a result of the price paid therefor exceeding the applicable maximum lawful prices, and (c) no purchaser of production from the Properties has placed any amount of funds owing to Seller and attributable to the period of time subsequent to the Effective Date in suspense due to any purported problem affecting Seller’s title to the applicable Property.

5.09         Drilling Commitment.  Except as set forth on Exhibit L, Seller has not paid, incurred or otherwise committed from and after the Effective Date to any expenditures in excess of $25,000, net to the interest of Seller for any single operation, with respect to the drilling, completion, recompletion or rework of any well not shown on Exhibit C hereof and no such expenditures are pending and unapproved.

5.10         Affiliate Agreements.  Seller is not subject to an agreement with any Affiliate of Seller that cannot be terminated by Seller after Closing without penalty, cost or liability.

5.11         No Cash Balancing.  Except as provided in Exhibit I, as of the Effective Date, there is no portion of the Properties with respect to which, in the aggregate (a) a gas overproduction balance exists, or (b) the applicable gas balancing agreement contains a provision that would require a cash balancing payment upon the transfer of the affected Properties through a transaction of the nature contemplated in this Agreement.

5.12         Preferential Purchase Rights.

a.             Compendium of Preferential Purchase Rights.  Exhibit H sets forth a complete compendium of those Leases, operating and other agreements and documents which contain options, rights of first refusal, required third party consents, preferential purchase rights or similar rights held by third parties who are not Affiliates of Seller.

b.             Records Furnished.  Included in the Information furnished by Seller to Buyer will be true and correct copies of agreements (or copies of extracts and summaries of agreements) relating to any preferential purchase rights and third party consents set forth in Exhibit H hereto.

5.13         Seller Not a Foreign Person.  Seller is not a “foreign person” within the meaning of Sections 4145 and 7701 of the Code (i.e. Seller is not a non-resident alien, foreign corporation, foreign partnership, foreign trust or foreign estate as those terms are defined in the Code and regulations promulgated thereunder) and Sellers shall deliver at Closing a Certificate of Non-Foreign Status (Exhibit O) to certify such fact.

5.14         Taxes.  All ad valorem, real property, personal property, production, severance, excise and other taxes applicable to the ownership and operation of the Properties prior to the Effective Date have been or will be duly and timely paid, except for calendar year 2011 ad valorem taxes which are provided for in Section 13.01.

5.15         Agreements.  The parties acknowledge that Seller is in the business of exploring and developing oil and gas interests and, in the course of carrying on such business, either executes (or assumes) and makes applicable to its interests various agreements of the types generally experienced in the oil and gas industry.  In this regard, Seller represents and warrants to Buyer that the contractually binding arrangements which are included in or applicable to the Properties are of the type generally found in the oil and gas industry and do not (individually or in the aggregate) contain provisions which would have a material adverse effect on the Properties taken as a whole.

5.16         Absence of Material Adverse Changes.  Seller has, for all periods from and after the Effective Date, and shall through Closing, continue to own and operate (or cause third parties to operate) the Properties in the ordinary course of Seller’s business and in a manner consistent with past practices.  In this regard, Seller represents that, as of Closing, there shall have been no material adverse changes in the condition of the Properties from or after the date of this Agreement.

5.17         Status of Subject Wells.  Except as set forth in Exhibit M, there are no Subject Wells located on the Leases that:

a.             Seller is currently obligated by law or contract to plug and abandon;

b.             Seller will be obligated by law or contract to plug and abandon with the lapse of time or notice or both because the Subject Well is not currently capable of producing in commercial quantities;

c.             are subject to exceptions to a requirement to plug and abandon issued by a regulatory authority having jurisdiction over the Leases; or

d.             have been plugged and abandoned but have not been plugged in accordance with all applicable requirements of each regulatory authority having jurisdiction over the assets.

5.18         Subject Wells; Compliance.  Seller warrants that, to Seller’s knowledge, (i) all of the Subject Wells have been drilled and completed substantially within the limits permitted by contract, pooling or unit agreement, and by law; and (ii) all drilling and completion of the Subject Wells and all related development and operations have been conducted in material compliance with all applicable laws, ordinances, rules, regulations and permits.  Seller warrants that no Subject Well is subject to penalties on allowable after the date hereof because of any overproduction or any other violation of applicable laws, rules, regulations, or permits or judgments, orders or decrees of any court or governmental body or agency which would have a material adverse effect on the Properties taken as a whole.

5.19         Bankruptcy or Insolvency Actions.  There are no bankruptcy, reorganization or similar proceedings pending, being contemplated by, or, to the best knowledge of Seller, threatened against Seller.

5.20         Payment of Costs and Expenses.  All costs and expenses of operation of the Properties, costs of marketing, transportation and processing of production and all royalties of overriding royalties for periods of time prior to the Effective Date that have been billed to Seller prior to the date of this Agreement have been paid or will be paid by Seller in a timely manner.

5.21         Absence of Certain Changes.  Between the date of execution of this Agreement and the Closing Date, there has not been without Buyer’s prior written consent:

a.             A sale, lease or other disposition of the Properties, other than in the ordinary course of business;

b.             A mortgage, pledge or grant of a lien or security interest in any of the Properties; or

c.             A contract or commitment to do any of the foregoing.

5.22         Environmental Compliance.  Seller represents that, in regards to the Properties, to the best knowledge of Seller, it has been and is in compliance in all material respects with all applicable Environmental Laws and has obtained and is in material compliance with all permits, licenses and other authorizations required under any Environmental Law.  Seller further represents that it is not subject to any pending, threatened or potential judicial administrative or regulatory proceeding with regards to any Environmental Law pertaining to the Properties.

5.23         Reversionary Interests.  Seller represents that none of Properties are subject to any reversionary rights in any third party which would reduce the interests specified on Exhibit A following the date hereof, unless and except as expressly specified on Exhibit A.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as set forth below:

6.01         Existence.  Buyer is, and until Closing shall continue to be a corporation (a) duly organized, validly existing and in good standing under the laws of the State of Nevada, (b) with full legal power and right to carry on its business as such is now being conducted, and (c) duly qualified to do business and in good standing in Colorado.

6.02         Legal Power.  Buyer has the legal power and right to enter into and perform this Agreement and the transactions contemplated by this Agreement.  The consummation of the transactions contemplated by this Agreement will not violate, nor be in conflict with (a) any provision of the articles of incorporation or bylaws of Buyer, or (b) any judgment, order, rule and/or decree applicable to Buyer as a party in interest or any law, rule or regulation which would have an adverse affect on Buyer’s ability to own or operate the Properties after Closing.

6.03         Execution.  The execution, delivery and performance by Buyer of this Agreement and the transactions contemplated herein are within the corporate power and authority of Buyer, have been duly and validly authorized by all requisite action on the part of Buyer (including, without limitation, all requisite actions of the shareholders and directors of Buyer), and will not result in any breach of the terms and conditions of, or constitute a default or require the further consent of any person under, any provision of applicable law or regulation.  This Agreement has been (and all documents and instruments required under this Agreement to be executed and delivered by Buyer at Closing shall have been) duly executed and delivered on behalf of Buyer.  This

Agreement does, and such documents and instruments shall, constitute legal, valid and binding obligations of Buyer generally enforceable in accordance with their terms.

6.04         Bankruptcy or Insolvency Actions.  There are no bankruptcy, reorganization or similar proceedings pending, being contemplated by, or to the best knowledge of Buyer threatened against Buyer.

6.05         Qualification to Hold Leases on Public Lands.  Buyer is now, or prior to Closing will be, qualified to own all Federal and State Leases constituting a portion of the Properties, and the consummation of the transactions contemplated hereby will not cause Buyer to be disqualified to own Federal or State Leases in Colorado or to exceed any acreage limitation imposed by any law, statute, rule or regulation.  As used herein, the term “Federal and State Leases” shall refer to all oil and gas leases secured (a) from the United States government or agencies thereof, (b) from or on behalf of any Indian tribes, and (c) from any state governmental authority or agency or any county, municipal or local government authority.

6.06         Litigation.  There are no actions, suits or governmental proceedings pending or, to the best of Buyer’s knowledge, threatened, against Buyer or any of its Affiliates or their respective properties, assets, operations or businesses seeking to prevent the consummation of the transactions contemplated hereby.

6.07         Bonds.  As of Closing, Buyer shall furnish replacement bonds in order to secure releases for Seller of all of Seller’s operating and other bonds and shall thereafter be responsible for all bonds required in connection with the ownership and operation of the Properties.

6.08         Independent Evaluation.  Buyer acknowledges that it is an experienced and knowledgeable investor in the oil and gas business, and the business of purchasing, owning, developing, and operating oil and gas properties such as the Properties.  In making the decision to enter into this Agreement and to consummate the transactions contemplated hereby, subject to Section 5.04, Buyer has relied solely upon the representations, warranties, covenants, and agreements of Buyer and Sellers set forth in this Agreement and Buyer’s own independent due diligence and investigation of the Properties, and has been advised by and has relied solely on its own expertise and its own legal, tax, operations, environmental, reservoir engineering, and other professional counsel and advisors concerning the transaction contemplated hereby, the Properties and the value thereof.

ARTICLE VII

ADDITIONAL AGREEMENTS AND COVENANTS OF SELLER

From and after the date of execution of this Agreement and until Closing, except as otherwise consented to by Buyer, and subject further to the constraints of any applicable operating or other agreements, Seller covenants and agrees that:

7.01         Maintenance of Properties.  Seller will cause the Properties to be maintained and operated in a good and workmanlike manner; and will pay or cause to be paid all costs and expenses incurred in connection with the development, operation and maintenance of the Properties before bills or invoices become delinquent; and will perform and comply with the covenants and conditions in all agreements relating to the Properties; and, will continue to maintain such

Properties in the ordinary course of business; provided, however, that from and after the date hereof, Seller shall not enter into any new commitment with respect to any of the Properties which shall require an expenditure in excess of $50,000 for any single operation, net to Seller’s interest, without the consent of Buyer, which consent shall not be unreasonably withheld.

7.02         Insurance Coverage.  Seller will maintain (or cause third parties to maintain) in full force and effect all policies of insurance covering the Properties now maintained by Seller or third parties (or policies with substantially similar coverage), but shall not be obligated to secure any additional insurance, regardless of the extent or nature of insurance now maintained by Seller or third parties.

7.03         Other Filings and Authorizations.  Seller, as promptly as practicable, shall make all such filings and submissions under such laws, rules and regulations applicable to Seller as may be required for the consummation of the transactions contemplated hereby.

7.04         Sale or Encumbrance of Properties.  Seller will not surrender, abandon, release, mortgage, encumber, sell, transfer, assign or otherwise dispose of or place (or permit to be placed) any security interest, mortgage, lien or other encumbrance upon the Properties, or any tangible or intangible assets which constitute oil and gas assets, except for dispositions made in connection with the expiration of a Lease.

7.05         Limitations on Covenants of Seller.  Notwithstanding any other provisions of this Article VII, (a) Seller may take any of the foregoing actions otherwise prohibited by the provisions of any relevant section if reasonably necessary under emergency circumstances, provided Buyer is notified as soon as practicable thereafter; and (b) except to the extent provided in Article X relating to any Title Defect resulting therefrom, Seller shall have no liability to Buyer (but shall remain liable to the obligee and shall indemnify Buyer as to any action taken by obligee against Buyer with respect thereto) for any incorrect payment of delay rentals, royalties, shut-in royalties or similar payments or for any failure to make any such payments through mistake or oversight including, without limitation, Seller’s negligence.

7.06         Information and Access and Inspection of Properties.

a.             Immediately upon execution by the parties to this Agreement, Seller shall give Buyer and Buyer’s authorized representatives, upon reasonable notice and at any reasonable time before Closing, access to the Properties, including, without limitation, (i) the Subject Wells and other equipment included in or on the Properties, at Buyer’s sole risk, cost and expense, for the purpose of inspecting the same. Seller will also permit Buyer access to the Properties, including, without limitation, the Subject Wells, the Adena Gas Plant, and other equipment included in this transaction for the purpose of inspecting the environmental condition of the Properties, including, without limitation, the Subject Wells and the Adena Gas Plant, and will permit Buyer to conduct tests related to the environmental condition of the Properties, including, without limitation, the Subject Wells and the Adena Gas Plant, so long as the testing does not unreasonably interfere with the operation of the Properties. Seller shall also use best efforts to obtain permission for Buyer to gain access to any Properties, including, without limitation, the Subject Wells operated by a third party for the purposes of inspecting the environmental condition of the Properties, including, without limitation, the Subject Wells, and conducting tests related to the environmental condition of the Properties, including, without limitation, the

Subject Wells, so long as the testing does not unreasonably interfere with the operation of the Properties.  Buyer additionally agrees to comply with the rules, procedures and instructions issued by Seller or Third Party operator of the Properties while upon the Properties, and (ii) all production, engineering and other technical data and records, and to all contact, land and lease records, in Seller’s possession which relate to the Properties; provided, however, that Seller shall have no obligation to provide Buyer such access to any data or information to which access cannot be legally provided to Buyer because of third party restrictions on Seller. Buyer shall repair any damage to the Properties, including, without limitation, the Subject Wells resulting from any inspection by Buyer thereof and Buyer does hereby agree to defend, indemnify, and hold Seller harmless from any and all losses, costs, damages, obligations, claims, liabilities, expenses or causes of action arising from Buyer’s inspection of the Properties, including, without limitation, claims for personal injuries, property damage and attorneys’ fees relating thereto.

b.             Seller will exercise reasonable diligence in safeguarding all engineering, geological and geophysical data, reports and maps and all other confidential data in its possession relating to the Properties.

7.07         Reasonable Efforts.  Seller will use all reasonable efforts to obtain the satisfaction of the conditions to Closing set forth in Section 4.03.

7.08         Damage to Properties Prior to Closing.  From the date hereof until Closing, Seller shall promptly notify Buyer of any loss or damage to the Properties, or any part thereof, known to Seller and in the aggregate exceeding $25,000 (twenty-five thousand dollars), net to Seller’s interest.

ARTICLE VIII

ADDITIONAL AGREEMENTS AND COVENANTS OF BUYER

8.01         Filings and Authorizations.  Buyer, as promptly as practicable, shall make or cause to be made, all such filings and submissions under such laws, rules and regulations applicable to it as may be required for the consummation of the transactions contemplated hereby.

8.02         Reasonable Efforts.  Buyer will use all reasonable efforts to obtain the satisfaction of the conditions to Closing set forth in Section 4.04.

ARTICLE IX

ADDITIONAL COVENANTS AND OBLIGATIONS OF THE PARTIES

9.01         Public Announcements.  Seller and Buyer will consult with each other before they or any of their respective Affiliates issue any press releases or otherwise make any public statements with respect to this Agreement and the transactions contemplated hereby, and neither Seller nor Buyer, nor any of their respective Affiliates, shall issue any such press release or make any such public statement prior to such consultation except, in each case, as may be required by law or by obligations pursuant to any listing agreement with any securities exchange on which any of its or their shares may be listed.

9.02         Further Assurances.  Seller and Buyer will use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable to carry out their respective obligations under this Agreement and to consummate and make effective the purchase and sale of the Properties pursuant hereto.  The parties agree that should the Assignment delivered at Closing fail to transfer and convey to Buyer the entirety of the Properties, the parties will, as promptly as practicable on learning of the existence of Properties not conveyed to Buyer, execute such additional Assignments as may be necessary to accomplish the transfer of the Properties as contemplated herein.  At Closing and thereafter, Seller shall execute and deliver to Buyer all documents necessary or appropriate to effect a change in ownership, such as letters in lieu of division orders, transfer orders or the like or cause the same to be delivered to each purchaser of production from the Properties, instructing the purchaser to make all future payments directly to Buyer from and after the Effective Date.  Buyer shall promptly replace any and all signs located on the Properties which presently show Seller as operator (or owner) thereof, with signs showing the new operator (or owner) thereof.

9.03         Environmental Matters.

a.             Seller’s Environmental Representation.  Seller represents to Buyer that it has received no notice of any kind from any federal, state, tribal, or local governmental agency or authority and Seller has no knowledge that (i) there has been a release or threat of release of any hazardous substance (as the terms “release” and “hazardous substance” are defined or used in the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq.) on or from any Property which could result in a materially adverse environmental impact or condition, or (ii) a condition exists on or under any Property which could result in a material liability for remediation or correction to Seller under applicable Environmental Laws.  For purposes of this Section 9.03 (a) only, the phrase “materially adverse environmental impact or condition” and “material liability” shall mean Environmental Liabilities (hereinafter defined) which, taken in the aggregate, would exceed $25,000.

b.             Alleged Environmental Conditions.  As soon as reasonably practical thereafter, but in no event later than ten (10) Business Days prior to the Closing Date, Buyer shall notify Seller of any Alleged Environmental Condition(s).  Buyer’s notice of Alleged Environmental Condition(s) shall include a complete description of each individual environmental condition which Buyer takes exception to (including any and all supporting documentation) and the costs which Buyer in good faith attributes to remediating the same.  Seller may undertake to satisfy some, all or none of Buyer’s Alleged Environmental Condition(s) at Seller’s sole cost and expense.  Buyer and Seller shall meet at least five (5) Business Days prior to the Closing Date in an attempt to mutually agree on an acceptable resolution addressing the Alleged Environmental Condition(s) which remains uncured.  In evaluating the existence or magnitude of an Alleged Environmental Condition, due consideration shall be given to the length of time the Alleged Environmental Condition has been in existence and whether such fact, circumstance or condition is of the type expected to be encountered in the area involved, and whether the Alleged Environmental Condition is customarily acceptable to reasonable persons engaged in the business of ownership and operation of oil and gas properties.  Buyer or Seller shall have the right to terminate this Agreement on the Closing Date if the value attributable to the Alleged Environmental Condition(s) which remain uncured as of the Closing Date exceeds more than 10% of the unadjusted Purchase Price.

Prior to Closing (unless otherwise agreed to in writing by the Seller and Buyer), either Seller or Buyer may initiate arbitration (with written notice to the other) to resolve any disputes over the value attributable to the Alleged Environmental Condition(s) or whether or not the Agreement can be terminated under this Article. In such event, the parties shall mutually agree upon a neutral arbitrator who is an attorney licensed in the State of Colorado with at least fifteen (15) years environmental law experience who has never been an officer, director, employee, consultant, agent or representative of either Seller or Buyer.  If such arbitrator is unavailable or unable to serve in such capacity, Seller and Buyer shall again attempt to mutually agree upon and designate a qualified and acceptable arbitrator.  If the parties are unable to agree upon the designation of person as an arbitrator, then Seller or Buyer shall request the American Arbitration Association to select a qualified arbitrator. Seller and Buyer shall proceed diligently and in good faith in order that the arbitration is commenced and completed as promptly as possible. The arbitration shall be conducted in Denver, Colorado in accordance with the Uniform Arbitration Act, as adopted and then in effect in the State of Colorado.  The expenses of the arbitration, including the arbitrator’s fees, shall be divided equally between Seller and Buyer.  Each party shall pay the fees and expenses of its own witnesses and legal counsel, unless otherwise specified in the award. Any arbitration decision shall be final and conclusive upon Buyer and Seller, it being expressly understood and agreed by the parties that the specific issue or issues so determined shall not be the subject of (i) any further dispute between the parties, (ii) any further arbitration under this Section, or (iii) judicial appeal.

c.             Environmental Liabilities.  From and after closing, the following provisions shall pertain to any and all direct or indirect demands, claims, notices of violation, filings, investigations, administrative proceedings, judicial proceedings, actions, causes of actions, suits, other legal proceedings, payments, obligations, charges, judgments, assessments, losses, liabilities, costs and expenses paid or incurred, or diminutions in value of any kind or character (whether or not asserted prior to the date hereof, and whether known or unknown, fixed or unfixed, conditional or unconditional, based on negligence, strict liability or otherwise, choate, or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise), including, without limitation, penalties, interest on any amount payable to a third party as a result of the foregoing, and any legal or other expenses reasonably incurred in connection with the investigation or defense of any claim, demand or legal or administrative proceeding whether or not resulting in liability, and all amounts paid in settlement of claims, demands, or legal or administrative proceedings relating to the Properties and all costs and fees in connection therewith resulting from violations of Applicable Environmental Laws (individually and collectively, as the context requires, “Environmental Liabilities”).

(i)            Liabilities of Seller.  Seller shall be responsible for Environmental Liabilities to the extent that the same are attributable to the periods of operation or production prior to the Closing Date provided, however, that Seller’s responsibility under this clause is restricted to only such Environmental Liabilities as shall be set forth in a notice or notices given by Buyer to Seller not less than seven (7) calendar days prior to the Closing Date (“Seller Environmental Liabilities”).

(ii)           Liabilities of Buyer.  Buyer shall be responsible for all Environmental Liabilities that are not Seller Environmental Liabilities (“Buyer Environmental Liabilities”).

d.             Seller’s Environmental Indemnity Obligations.  Seller and its successors and assigns shall, to the fullest extent permitted by law, indemnify, defend, hold harmless, discharge and release Buyer and its Affiliates, successors and assigns, stockholders, directors, officers, employees, agents and representatives from and against any and all Seller Environmental Liabilities.

e.             Buyer’s Environmental Indemnity Obligations.  Buyer and its successors and assigns shall, to the fullest extent permitted by law, indemnify, defend, hold harmless, discharge and release Seller and its Affiliates, successors and assigns, stockholders, directors, officers, employees, agents and representatives from and against any and all Buyer Environmental Liabilities.

f.              Adena Gas Plant and Plant Site.  Seller shall retain title to the Adena Gas Plant and Plant Site and shall remain solely responsible for the Environmental Condition of, and any Environmental Liabilities with respect to, such Adena Gas Plant and Plant Site.  If, following the Closing, Seller elects to dismantle the Adena Gas Plant and remediates the Plant Site, to the extent remediation is required, and obtains written approval of such action from the applicable governmental agency or agencies that is reasonably satisfactory to Buyer, then Buyer agrees to purchase from Seller, and Seller agrees to sell to Buyer, the Plant Site for one hundred dollars ($100) cash.  In such case, Seller shall convey the Plant Site to Buyer using the form of Quitclaim Deed attached hereto as Exhibit F.

g.             Indemnity Claims.  The procedures set forth in Sections 12.04 through 12.09shall apply to a claim for indemnity made under this Section 9.03.

ARTICLE X

TITLE REVIEW

10.01       Review of Title Records.

a.             Review Period.  Immediately upon execution by the parties of this Agreement, Buyer shall, at Buyer’s sole cost and expense, commence and pursue such examination of title to the Properties as it deems necessary and proper.  Buyer shall conduct such review during Seller’s normal business hours, employing such persons or entities as it may choose.  Buyer shall have the right to reasonably request copies of any and all such title Records.  Buyer shall have access to or copies of all documents and materials in Seller’s possession in order to assist Buyer in determining the validity of Seller’s title in and to the Properties. Buyer will conclude its title review and give written notice to Seller of any asserted Title Defects that exceed an individual defect value in excess of $1,000 not later than seven (7) calendar days prior to Closing (the period from the date hereof until seven (7) calendar days prior to the Closing Date being herein called the “Title Review Period” .Seller shall also notify Buyer of any Title Defects of which Seller becomes aware.

b.             Notices.  Notice of Title Defect(s) shall include a description and full explanation (including any and all supporting documentation) of each asserted Title Defect being claimed and a value which Buyer in good faith attributes to each said Title Defect.  Should the title opinions or other information obtained by Buyer indicate that Seller has a higher Net Revenue Interest with respect to a Property (or group thereof) than that set forth with respect to the same as shown in Exhibit A hereto, Buyer shall inform Seller of the same as promptly as possible, and in any event, prior to the expiration of the Title Review Period.

c.             In the event a third party validly exercises an applicable Preferential Purchase Right prior to Closing, the Purchase Price shall be reduced by the Allocated Value of the applicable Property, as set forth in Exhibit A.  The existence of an unwaived Preferential Purchase Right with respect to a transaction contemplated by this Agreement shall not be deemed a Title Defect, but shall be governed by the provisions of Section 10.03.

d.             Subject to Buyer’s rights under other provisions of this Agreement, if the Title Defect is a lien, encumbrance or other charge upon a Property which is liquidated in amount, the Purchase Price shall be reduced by the sum necessary to be paid to the obligee to remove the Title Defect from the affected Property.  Subject to Buyer’s rights under other provisions of this Agreement, if a Title Defect represents an obligation or burden upon the affected Property for which the economic detriment to Buyer is not capable of being liquidated but can be estimated with reasonable certainty, the Purchase Price shall be reduced by the sum necessary to compensate Buyer at Closing for the adverse economic effect which such Title Defect will have on the affected Property.  If there is a lien or encumbrance in the form of a judgment secured by superseded bond or other security approved by the Court issuing such order, in an amount not less than the Allocated Value for the affected Property, such lien or encumbrance shall not be considered a Title Defect within meaning of this Agreement.

10.02       Closing Title Adjustment Provisions.

a.             With respect to undisputed Title Defects, upon receipt of a notice set forth in Section 10.01 (b) above, Seller shall have the right, prior to Closing, to cure all, or any portion of the undisputed Title Defect at its sole cost and expense.

b.             In the event an increase or decrease in the Net Revenue Interest with respect to a particular Property (or group thereof) is discovered during the Title Review Period which would result in an increase or decrease in the Purchase Price, the amount of any required Purchase Price adjustment shall be determined in accordance with the following procedure:

When a Title Defect is based upon the fact that Seller owns a lesser or greater Net Revenue Interest than that shown with respect to a particular Property (or group thereof) in Exhibit A hereto, then (provided the applicable working interest changes proportionately with the change in the Net Revenue Interest) the Allocated Value of such interest in Exhibit A shall be reduced or increased (as the case may be) in the same proportion that the actual Net Revenue Interest bears to the Net Revenue Interest shown therefore in Exhibit A, to-wit:

Actual Net Revenue Interest  x  Allocated Value Exhibit A, Net Revenue Interest

c.             In the event Seller is unable or unwilling to cure any undisputed Title Defect prior to Closing, Seller shall attempt to negotiate with Buyer for a mutually agreeable reduction in the Purchase Price for such defect prior to Closing, and in the event of such reduction agreed upon, the affected Property shall be conveyed to Buyer subject to such defect.

d.             If a Title Defect involves a claim or question to a Seller’s title to a particular Property (or group thereof) other than a lien or encumbrance provided for herein under Section

10.01 (d) and Seller is unable or unwilling to cure any undisputed Title Defect prior to closing, Seller and Buyer shall attempt to negotiate a mutually agreeable reduction in the Purchase Price for such defect prior to Closing, and in the event of such reduction in the Purchase Price, the affected Property shall be conveyed to Buyer subject to such defect.

10.03       Preferential Purchase Rights and Consents.  As represented by Seller under Section 5.12, all Preferential Purchase Rights affecting the Properties known to Seller are set forth in Exhibit H. Should Buyer or Seller discover additional Preferential Purchase Rights, it shall promptly inform the other so that such rights may be resolved in accordance with the provisions hereof.  All Preferential Purchase Rights, whether or not appearing on Exhibit H, which affect the Properties shall be resolved or treated in accordance with the following provisions:

a.             If a third party who has been offered an interest in all or any portion of the Properties pursuant to a Preferential Purchase Rights elects prior to Closing to purchase all or any portion of the Properties pursuant to such offer, and Seller receives notice of such election prior to Closing, Buyer may elect to terminate this Agreement without any further obligation.  However, provided that Buyer elects not to terminate this Agreement, the Properties (or portion thereof so affected) will be eliminated from the transactions contemplated hereby, the Purchase Price shall be reduced by the Allocated Values for the Properties (or portion thereof so affected) and the interest offered shall be conveyed to Buyer at Closing subject to the Preferential Purchase Right of such third party. If such third party elects to purchase all or any portion of an interest in the Properties and Closing has already occurred (and payment of the Purchase Price with respect thereto made by Buyer), Buyer shall be obligated to convey such interest to such third party, and shall be entitled to receive the entire consideration from such third party for the sale of such interest or portion thereof.

b.             Seller and Buyer shall each use reasonable efforts to obtain all consents to assignment prior to Closing (other than rights to consent constituting Permitted Encumbrances).  If a lessor or other third party having a valid, contested right to consent to an assignment of a Property (or portion thereof) refuses to provide such consent prior to Closing (and such refusal could render Seller’s assignment thereof void or voidable), the interest or portion thereof shall be deemed to be burdened by a Title Defect, and the provisions of Section 10.02 shall be applicable.

10.04       Title Defect Disputes and Unresolved Title Defects.

a.             It is recognized that good faith differences of opinion may exist between Seller and Buyer regarding asserted Title Defects.  These differences of opinion or “Title Defect Disputes” include, without limitation, disputes as to (a) whether or not the defect constitutes a Title Defect within the meaning of the Agreement, (b) whether or not the magnitude of an asserted Title Defect is great enough that Buyer is contractually entitled to assert a Title Defect, and, (c) whether or not the asserted Title Defect was properly and timely asserted by Buyer.

b.             Seller and Buyer shall meet at least four (4) Business Days before the Closing Date to attempt to mutually agree on a proposed resolution with respect to any unresolved Title Defects or Title Defect Dispute(s).

c.             Closing shall not be delayed, postponed or canceled because the parties cannot agree prior to the Closing Date on an adjustment to the Purchase Price resulting from unresolved

Title Defects or Title Defect Dispute(s). If any such difference of opinion regarding the adjustment to the Purchase Price for  Title Defects or Title Defect Dispute(s) are not resolved by mutual agreement of Buyer and Seller prior to the Closing Date, the parties shall consummate the transaction using the Seller’s numbers; provided however, either party shall have the right, exercisable within fifteen (15) Business Days after the Closing Date, to refer the same to arbitration using a neutral arbitrator who is an attorney licensed in the State of Colorado and who has at least fifteen (15) years oil and gas title experience and who has never been an officer, director, employee, consultant, agent or representative of either Seller or Buyer. If such arbitrator is unwilling or unable to serve as the arbitrator, Seller and Buyer shall again attempt to select an acceptable arbitrator.  If the parties are unable to agree upon the selection and designation of an acceptable arbitrator, then Seller or Buyer shall request the American Arbitration Association to select a qualified arbitrator. Seller, Buyer and the arbitrator shall proceed diligently and in good faith in order that the arbitration is commended and completed as promptly as possible. The arbitration shall be conducted in Denver, Colorado, and in accordance with the Uniform Arbitration Act, as adopted and then in effect in the State of Colorado.  The expenses of the arbitration, including the arbitrator’s fees, shall be divided equally between Seller and Buyer.  Each party shall pay the fees and expenses of its own witnesses and legal counsel, unless otherwise specified in the award. Any arbitration decision shall be final and conclusive upon Buyer and Seller, it being expressly understood and agreed by the parties that the specific issue or issues so determined shall not be the subject of (i) any further dispute between the parties, (ii) any further arbitration under this Section, or (iii) judicial appeal.

d.             Furthermore, Buyer or Seller shall have the right to terminate this Agreement on the Closing Date if the value attributable to asserted Title Defect(s) which remain uncured or unresolved as of the Closing Date exceeds ten percent (10%) of the unadjusted Purchase Price.

ARTICLE XI

POST CLOSING MATTERS

11.01       Post Closing Matters.  The provisions of this Article XI shall apply after Closing:

a.             Seller’s responsibility for conducting the accounting for the Properties shall cease with production attributable to the calendar month during which Closing occurs, and Buyer shall thereafter be responsible for conducting such accounting; provided, however, that if Closing occurs on the first day of a month, it shall be deemed, for purposes of this subparagraph, that Closing occurred on the last day of the preceding month.  Seller shall provide Buyer with a statement of accounting covering the period from the Closing Date through the end of the calendar month in which Closing occurs.

b.             Should Buyer receive any proceeds of production or any invoices for any expenses attributable to production from the Properties prior to the Effective Date, Buyer shall promptly remit the same to Seller.

c.             Should Seller receive any proceeds of production or any invoices for any expenses attributable to production from the Properties after the Effective Date, Seller shall promptly forward the same to Buyer.

11.02       Seller’s Right to Records.  Seller shall be entitled to retain the following Records respecting the Properties and shall be permitted access, as herein below set forth, to the Records delivered by Seller hereunder with respect to the Properties:

a.             Buyer recognizes that certain Records of Seller may contain only incidental information relating to the Properties and that Seller may, after review by and with the consent of Buyer, retain such Records;

b.             Seller may retain (i) one copy of all Records, and (ii) all originals and copies of all documents prepared or received by Seller in connection with the transaction and sale of the Properties contemplated herein;

c.             Seller may retain all financial information, tax records and all other accounting data prepared or used in connection with the financial statements prepared by Seller and made available to Buyer in the Data Room;

d.             Seller shall be permitted reasonable access, for a period of seven (7) years after Closing, to Records relating to the Properties for tax and financial accounting purposes.  For this purpose, Buyer agrees to retain and preserve the Records for such seven (7) year period following Closing; provided that Buyer may sell a Property and transfer the Records attributable to such Property to a purchaser if the purchaser agrees to be bound by and comply with the provisions of this section 11.02(d).

ARTICLE XII

INDEMNIFICATION

12.01       Article XII Definitions.  As used in this Article XII the following terms shall have the meanings set forth below:

a.             Losses.  The term “Losses” shall mean any and all direct or indirect demands, claims, notices of violation, filings, investigations, administrative proceedings, actions, causes of action, suits, other legal proceedings, payments, obligations, charges, judgments, assessments, losses, Liabilities, costs and expenses paid or incurred, or diminutions in value of any kind or character (whether or not asserted prior to the date hereof, and whether known or unknown, fixed or unfixed, conditional or unconditional, based on negligence, strict liability or otherwise, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise), including, without limitation, penalties, interest on any amount payable to a third party as a result of the foregoing and any legal or other expenses reasonably incurred in connection with investigation or defending any claim, demand or legal or administrative proceeding, whether or not resulting in any Liability, and all amounts paid in settlement of claims, demands, or legal proceedings; provided, however, that Losses shall be net of any insurance proceeds received by an Indemnitee on account of such Losses (after taking into account any costs incurred in obtaining such proceeds and any increase in insurance premiums as a result of a claim with respect to such proceeds); provided, however, nothing in this Article XII shall require an Indemnitee to proceed against its insurance carrier or to maintain insurance of any kind.

12.02       Indemnity by Seller.  Except as separately and specifically provided for under Section 9.03 above with respect to indemnification for Environmental Liabilities, Seller and its successors and permitted assigns shall, to the fullest extent permitted by law, indemnify, defend, hold harmless, discharge and release Buyer and its Affiliates, successors and permitted assigns, stockholders, directors, officers, employees, agents and representatives from and against the following:

a.             Losses Resulting from Third Party Indemnity Claims.  Losses resulting from Third Party Indemnity Claims arising from the breach by Seller of any representations or warranties under Article V hereof to the extent, and only to the extent that (i) such representations or warranties survive Closing under Section 18.01 below, and (ii) such Third Party Indemnity Claims arise and are communicated in writing to Seller prior to the expiration of eighteen (18) months following the Closing Date.

b.             Claims of Buyer.  Losses arising from the breach by Seller of any representations or warranties under Article V hereof to the extent, and only to the extent, that (i) such representations or warranties survive Closing under Section 18.01 below, and (ii) Buyer’s claim based thereupon is communicated in writing to Seller prior to the expiration of eighteen (18) months following the Closing Date.

c.             Other Liabilities.  Losses arising from, based on or caused by (i) Seller Environmental Liabilities, (ii) any act, omission or event involving or relating to the Properties occurring prior to the Effective Date other than Buyer Environmental Liabilities, or (iii) the ownership or operation of the Properties prior to the Effective Date other than Buyer Environmental Liabilities, to the extent and only to the extent that Buyer’s claim based thereon is communicated in writing to Seller prior to the expiration of eighteen (18) months following the Closing Date.

12.03       Indemnity by Buyer.  Except as separately and specifically provided under Section 9.03 above with respect to Indemnification for Environmental Liabilities, Buyer and its successors and permitted assigns shall, to the fullest extent permitted by law, indemnity, defend, hold harmless, discharge and release Seller and its Affiliate, successors and permitted assigns, stockholders, directors, officers, employees, agents and representatives from and against the following:

a.             Third Party Indemnity Claims.  Losses resulting from Third Party Indemnity Claims arising from the breach by Buyer of any representations or warranties under Article VI hereof, to the extent and only to the extent that Seller’s claim based thereon is communicated to Buyer prior to the expiration of eighteen (18) months following the Closing Date.

b.             Claims of Seller.  Losses arising from the breach by Buyer of any representations or warranties under Article VI hereof, to the extent and only to the extent that Seller’s claim based thereon is communicated to Buyer prior to the expiration of eighteen (18) months following the Closing Date.

c.             Other Liabilities.  Losses arising from, based on or caused by (i) Buyer Environmental Liabilities, (ii) any act, omission, event, involving or relating to the Properties occurring on or after the Closing Date, or (iii) the ownership or operation of the Properties on or after the Closing Date.

12.04       Demands.  Any Indemnitee hereunder agrees that promptly upon its discovery of facts giving rise to a claim for indemnity under the provisions of this Agreement, including receipt by it of notice of any Third Party Indemnity Claim, with respect to any matter as to which it claims to be entitled to indemnity under the provisions of this Agreement, it will give prompt notice thereof in writing to the Indemnitor, together with a statement of such information respecting any of the foregoing as it shall have, an estimate of the amount of the claim and the approximate date(s) upon which the breach, act, omission or event occurred.  Such notice shall include a formal demand for indemnification under this Agreement.  The Indemnitor shall not be obligated to indemnify the Indemnitee with respect to any Third Party claim if the Indemnitee knowingly failed to notify Indemnitor or its counsel to defend against such matter and to make a timely response thereto including, without limitation, any responsive motion or answer to a complaint, petition, notice or other legal, equitable or administrative process relating to the Third Party Indemnity Claim, only insofar as such knowing failure to notify the Indemnitor actually resulted in prejudice or damage to the Indemnitor.

12.05       Right to Contest and Defend.  The Indemnitor is entitled at its cost and expense to contest and defend by all appropriate legal proceedings any Third Party Indemnity Claim with respect to which it is called upon to indemnify an Indemnitee under the provisions of this Agreement; provided, that notice of the intention to so contest shall be delivered by the Indemnitor to the Indemnitee within twenty (20) calendar days from the date of receipt by Indemnitor of written notice by the Indemnitee of the assertion of the Third Party Claim.  Any such contest may be conducted in the name and on behalf of the Indemnitor or the Indemnitee as may be appropriate.  Such contest shall be conducted by reputable counsel employed by Indemnitor, but the Indemnitee shall have the right to participate in such proceedings and to be represented by counsel of its own choosing at its sole cost and expense.  If the Indemnitee joins in any such contest, the Indemnitor shall have full authority to determine all action to be taken with respect thereto; provided, however, that the Indemnitor will not have the authority to subject the Indemnitee to any obligation whatsoever, other than the performance of purely ministerial tasks (e.g. the execution of settlement agreements and other documentation) or obligations not involving material expense.  If the Indemnitor does not elect to contest any such claim, any Indemnitor shall be bound by the result obtained with respect thereto by the Indemnitee.  At any time after the commencement of the defense of any Third Party Indemnity Claim, the Indemnitor may request the Indemnitee to agree in writing to the abandonment of such contest or to the payment or compromise by the Indemnitor of the asserted Third Party Indemnity Claim, whereupon such action shall be taken unless the Indemnitee determines that the contest should be continued, and so notifies the Indemnitor in writing within fifteen (15) calendar days of such request from the Indemnitor.  If the Indemnitee determines that the contest should be continued, the Indemnitor shall be liable hereunder only to the extent of the amount that the other party to the contested Third Party Indemnity Claim had agreed unconditionally to accept in payment or compromise as of the time the Indemnitor made its request therefor to the Indemnitee.

12.06       Cooperation.  If requested by the Indemnitor, the Indemnitee agrees to cooperate with the Indemnitor and its counsel in contesting any Third Party Indemnity Claim that the Indemnitor elects to contest or, if appropriate, in making any counterclaim against the person asserting the

Third Party Indemnity Claim, or any cross-complaint against any person, but the Indemnitor will reimburse the Indemnitee for any expenses incurred by it in so cooperating.

12.07       Right to Participate.  The Indemnitor agrees to afford the Indemnitee and its counsel the opportunity to be present at, and to participate in, conferences with all persons, including governmental authorities, asserting any Third Party Indemnity Claim against the Indemnitee or conferences with representatives of or counsel for such persons.

12.08       Payment of Damages.  The Indemnitor shall pay to the Indemnitee in immediately available funds the amount of any monies to which the Indemnitee may become entitled by reason of the provisions of this Article XII (and Section 9.03), such payment to be made within ten (10) calendar days after any such amount is finally determined either by mutual agreement of the parties hereto or pursuant to the final unappealable judgment of a Court of competent jurisdiction.

12.09       No Insurance; Subrogation.  The indemnifications provided in this Article XII shall not be construed as a form of insurance and shall be binding upon and incur to the benefit of Seller, Buyer and their respective Affiliates, successors and permitted assigns.  To the extent enforceable under existing insurance contracts and applicable laws, Seller and Buyer hereby waive for themselves, their Affiliates, successors and permitted assigns, including without limitation any insurers, any rights to subrogation for Losses for which each of them is respectively liable or against which each respectively indemnifies the other, and, if necessary, said parties shall obtain waiver of such subrogation from their respective insurers.

ARTICLE XIII

TAX MATTERS

13.01       Allocation of Tax Liability.  The obligations of the parties with respect to ad valorem and property taxes relating to the Properties shall be allocated based upon the Effective Date.  Seller is responsible for payment of all ad valorem and property taxes allocable to periods prior to the Effective Date.  Buyer is responsible for payment of all ad valorem and property taxes allocable to the Properties for periods from and after the Effective Date.

13.02       Sales and Transfer Tax Liability.  The Purchase Price provided for hereunder excludes any sales taxes or other taxes in connection with the sale of the Properties pursuant to the Agreement.  If a determination is ever made that a sales tax or other transfer tax applies, Buyer shall be solely liable for all of such taxes, as well as for any applicable conveyance, transfer and recording fees, real estate transfer stamps or taxes imposed on the transfer of property to Buyer pursuant to this Agreement.  Buyer shall defend, indemnify and hold Seller harmless with respect to payment of all such taxes, if any, including any interest or penalties assessed thereon.

13.03       Exchange.  Seller or Buyer may desire to structure the sale and purchase of the Properties as part of an exchange under Section 1031 of the Code.  In this regard, Seller and Buyer agree to execute all documents, conveyances and other instruments reasonably necessary to effectuate an exchange.

ARTICLE XIV

GAS MATTERS

14.01       Gas Imbalance Issues.  Seller has provided in Section 5.11 hereof a representation regarding known gas imbalances with respect to production from or attributable to certain of the Properties as of the Effective Date.  Any variance of the actual net imbalance from the estimated amounts set forth in Exhibit F, which are discovered by Buyer and confirmed by Seller prior to Closing, shall result in an adjustment to the Purchase Price, as provided in Sections 3.02 (b)(ii) and 3.03. If Closing occurs, Buyer shall bear all obligations with respect to any net overproduction liability and shall receive the benefit of and be credited with any net underproduction credit, including overproduction and underproduction attributable to periods of time prior to the Effective Date.

ARTICLE XV

CASUALTY AND CONDEMNATION

15.01       Casualty and Condemnation.  If a substantial part of the Properties shall (a) be destroyed prior to Closing by a Casualty Loss, or (b) be taken in condemnation or if proceedings for such purposes shall be pending; then either Buyer or Seller may terminate this Agreement prior to the Closing.  For the purpose of this Section 15.01, the term “substantial” shall mean that the Allocated Value of the Properties affected by the Casualty Loss or Condemnation constitutes twenty percent (20%) of the unadjusted Purchase Price.  If either party terminates this Agreement pursuant to this Article, neither party shall have any further obligation.  If neither party terminates this Agreement, Seller and Buyer shall attempt to agree on a reduction in the Purchase Price reflecting the actual reduction of the value to Buyer of the Property(s) affected by the Casualty Loss or Condemnation.  Seller shall retain any and all sums paid to Seller, insurance proceeds and other payments associated with or attributable to such Casualty Loss or taking.

ARTICLE XVI

TERMINATION

16.01       Grounds for Termination.  This Agreement may be terminated at any time prior to the Closing Date:

a.             by the mutual written agreement of Seller and Buyer;

b.             by Buyer in the event Buyer has not obtained financing from external sources for the payment of the Purchase Price upon satisfactory terms and conditions by the Closing Date or by an extended Closing Date pursuant to Section 16.02;

c.             by Seller or by Buyer if the Closing shall not have occurred by June 30, 2011 (or such other date, if any, as Seller and Buyer shall have agreed in writing), provided the failure to close on or before such date is not caused by any breach of this Agreement by the party electing to terminate pursuant to this Section 16.01(c);

d.             by Seller or by Buyer if the purchase and sale of the Properties would violate any nonappealable final order, decree or judgment of any Court or governmental body having competent jurisdiction;

e.             by Seller or Buyer in the event of a material breach or default hereunder which remains uncured after five (5) days written notice from the non-breaching party; or

f.              by Seller or Buyer under any other provision under this Agreement providing for Seller’s or Buyer’s right to terminate.

16.02       Non-Refundable Deposits.  On May 20, 2011, Buyer shall deliver to Seller a non-refundable deposit of $100,000, which shall be credited against the Purchase Price if the transaction closes or which shall be retained by Seller if the transaction fails to close.  If on June 15, 2011, the scheduled Closing Date, Buyer has not secured the necessary funds to close the transaction, it may extend the Closing Date to 10:00 a.m., MDT, on June 22, 2011, by delivering to Seller on or before 10:00 a.m., MDT, on June 15, 2011, an additional non-refundable deposit of $100,000.  If on June 22, 2011, Buyer has secured the necessary funds to close the transaction, but it requires additional time to access such funds, then Buyer may again extend the Closing Date to 10:00 a.m., MDT, on June 30, 2011, by delivering to Seller on or before 10:00 a.m., MDT, on June 22, 2011, an additional non-refundable deposit of $150,000.  This shall be the final extension of the Closing Date under this Agreement.  If the transaction closes pursuant to this Agreement, all of the non-refundable deposits delivered by Buyer pursuant to this Section 16.02 shall be credited against the Purchase Price.  If the transaction fails to close, Seller may retain all such non-refundable deposits delivered by Buyer pursuant to this Section 16.02; provided, however, that Seller shall return all of such non-refundable deposits to Buyer if this Agreement is terminated (i) by Buyer pursuant to a provision of this Agreement that provides Buyer with a right of termination, (ii) by Buyer as a result of Seller’s breach or default hereunder or (iii) by mutual agreement of the parties.

16.03       Effect of Termination.  If this Agreement is terminated by Seller or Buyer as the result of the other party’s material breach or default hereunder, then the non-defaulting party shall have the right to enforce the specific performance of this Agreement against the defaulting party in lieu of monetary damages for such breach or default.

ARTICLE XVII

EXTENT OF REPRESENTATIONS,

WARRANTIES, COVENANTS AND AGREEMENTS

17.01       Scope of Representations of Seller.  Seller makes no representations or warranties whatsoever and disclaims all liability and responsibility for any other representation, warranty, statement or information made or communicated (orally or in writing) to Buyer concerning the amounts, quality or deliverability of petroleum, natural gas or other reserves attributable to the Properties, or any geological or other interpretations.

17.02       Buyer’s Acknowledgment of Access.  Buyer acknowledges and affirms that, by Closing the transactions contemplated hereunder, it has had, or shall have had, full access to the Data Room and the Information contained in, or made available or provided with respect to materials contained in, the Data Room.  Buyer further acknowledges that its access to the Data Room included all reasonable opportunity to inspect, and to call for further information, to make on site field inspections, if requested, and to question appropriate personnel of Seller where it felt such information and inquiries to be necessary or appropriate to its evaluation of the Properties.  In this regard, Buyer represents that it has received all additional information so requested.

ARTICLE XVIII

SURVIVAL OF CERTAIN REPRESENTATIONS AND WARRANTIES

18.01       Survival.  Each Party’s representations and warranties made herein shall survive Closing and shall not terminate until the expiration of eighteen (18) months from and after Closing; providing, however, that any such representation or warranty may be perpetual as to any specific claim, but only to the extent of such claim (until such time as the applicable statute of limitations lapses), through Buyer’s or Seller’s delivery of written notice to the other party on or before the expiration of eighteen (18) months following the Closing Date, which notice shall (i) describe specific facts giving rise to the claim for the inaccuracy of any such representations or warranties, and include, to the extent available, photocopies of any report, agreements, correspondence or the documents supporting such claim, and (ii) provide an estimate, to the extent determinable, as to the amount of the claim.

ARTICLE XIX

BROKERS AND EXPENSES

All fees or commissions arising in favor of third parties in connection with the transactions contemplated by this Agreement (including, without limitation, broker’s or attorney’s fees) shall be borne solely by the party hereunder who engages the services of such third parties.

ARTICLE XX

NOTICES

All notices and other communications hereunder shall be in writing and shall be deemed given (i) when received if delivered personally, (ii) when sent if by e-mail or facsimile transmission, (iii) when sent if by telex and an answer back is received, (iv) one Business Day after deposit with an express courier if carried on an internationally recognized express courier, or (v) three (3) Business Days after deposit with the United States mail service if mailed by registered or certified mail (return receipt requested), postage prepaid.  All notices to the parties shall be at the following addresses (or at such other address for a party as shall be specified by like notice, provided that notices of a change of address shall be effective only upon receipt thereof):

a.             To Buyer as follows:

By Mail or Hand Delivery:

Black Raven Energy, Inc.

1331 Seventeenth Street, Suite 350

Denver, Colorado 80203

Attn:  Mr. William F. Hayworth

Fax:  (303) 308-1590

Email:  bhayworth@blackravenenergy.com

With a copy to:

Charles F. Savage, Esq.

Heppenstall & Savage LLC

155 South Madison Street, Suite 326

Denver, Colorado 80209

Fax:  (303) 377-2003

Email:  cfsavage1@gmail.com

b.             To Seller as follows:

By Mail or Hand Delivery:

Klabzuba Oil & Gas, Inc.

1700 Seventeenth Street, Suite 1300

Denver, CO 80202

Attn.:  Mr. Steve Frazier

Fax No.  (303) 299-9087

Email:  SFrazier@klabzuba.com

ARTICLE XXI

MISCELLANEOUS

21.01       Disclaimer of Warranties.  The express representations of Seller contained in Article V and the special warranty of title contained in the Assignment are exclusive and are in lieu of all of the representations and warranties, express, implied or statutory. EXCEPT FOR THE WARRANTIES WHICH SELLER HAS MADE IN ARTICLE V, SELLER DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE PROPERTIES, INCLUDING, BUT NOT LIMITED TO, WARRANTY OF MERCHANTABILITY, AND WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE BUYER SHALL ACCEPT THE PROPERTIES IN AN “AS IS, WHERE IS” CONDITION, WITH ALL FAULTS OR DEFECTS, BOTH PATENT AND LATENT.

21.02       Entire Agreement.  This Agreement, together with its exhibits, supersedes all prior agreements between the parties (written or oral), and, except as aforesaid, is intended as a complete and exclusive statement of the terms of the agreement between the parties.  This Agreement may be amended only by a written instrument duly executed by the parties.

21.03       Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado.

21.04       Headings.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

21.05       No Third Party Beneficiaries.  Except as expressly provided herein, nothing in this Agreement shall entitle any person other than Seller or Buyer or their respective successors and permitted assigns, to any claim, cause of action, remedy or right of any kind.

21.06       Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable in such jurisdiction the remaining terms and provisions of this Agreement and without rendering invalid or unenforceable any terms and provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so board as is enforceable.

21.07       Counterparts.  This Agreement may be executed in any number of counterparts, no one of which needs to be executed by both parties, and, when so executed, this Agreement shall be binding upon both parties with the same force and effect as if both parties had signed the same document, and each such signed counterpart shall constitute an original of this Agreement.

21.08       Attorney Fees.  In any litigation arising under or resulting from this Agreement, the prevailing party shall be entitled to receive reasonable attorney’s fees and costs.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

Black Raven Energy, Inc.

By:
Authorized Officer

Adena Badger Creek, LLC
By Klabzuba Oil & Gas, Inc., its Manager

By:
Authorized Officer